Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30, 2008	December 31, 2007 (1)	December 31, 2006 (1)	December 31, 2005 (1)	December 31, 2004 (1)	December 31, 2003 (1)(2)
Income before gain on sale of communities and cumulative effect of change in accounting principle	$139,900	$231,183	$147,794	$69,860	$25,299	$28,629

(Plus):
Minority interest in consolidated partnerships	(484)	1,585	573	1,481	150	950
Amortization of capitalized interest (3)	8,896	9,941	7,503	5,957	5,114	4,429

Earnings before fixed charges	$148,312	$242,709	$155,870	$77,298	$30,563	$34,008

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$644	$722	$518	$354	$323	$503
Interest expense	85,622	97,545	111,046	127,099	131,103	130,178
Interest capitalized	57,624	73,119	46,388	25,284	20,566	24,709
Preferred dividend	6,525	8,700	8,700	8,700	8,700	10,744

Total fixed charges (4)	$150,415	$180,086	$166,652	$161,437	$160,692	$166,134

(Less):
Interest capitalized	57,624	73,119	46,388	25,284	20,566	24,709
Preferred dividend	6,525	8,700	8,700	8,700	8,700	10,744

Earnings (5)	$234,578	$340,976	$267,434	$204,751	$161,989	$164,689

Ratio (5 divided by 4)	1.56	1.89	1.60	1.27	1.01	0.99

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30, 2008	December 31, 2007 (1)	December 31, 2006 (1)	December 31, 2005 (1)	December 31, 2004 (1)	December 31, 2003 (1)
Income before gain on sale of communities and extraordinary item	$139,900	$231,183	$147,794	$69,860	$25,299	$28,629

(Plus):
Minority interest in consolidated partnerships	(484)	1,585	573	1,481	150	950
Amortization of capitalized interest (3)	8,896	9,941	7,503	5,957	5,114	4,429

Earnings before fixed charges	$148,312	$242,709	$155,870	$77,298	$30,563	$34,008

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$644	$722	$518	$354	$323	$503
Interest expense	85,622	97,545	111,046	127,099	131,103	130,178
Interest capitalized	57,624	73,119	46,388	25,284	20,566	24,709

Total fixed charges (4)	$143,890	$171,386	$157,952	$152,737	$151,992	$155,390

(Less):
Interest capitalized	57,624	73,119	46,388	25,284	20,566	24,709

Earnings (5)	$234,578	$340,976	$267,434	$204,751	$161,989	$164,689

Ratio (5 divided by 4)	1.63	1.99	1.69	1.34	1.07	1.06

(1)	The results of operations for 2003 through 2007 have been adjusted to reflect discontinued operations for properties sold or held for sale as of September 30, 2008.

(2)	For 2003, the coverage deficiency for the ratio of earnings to combined fixed charges and preferred stock dividends was approximately $1.445 million. This deficiency was caused by the exclusion of earnings relating to communities sold or held for sale as of September 30, 2008.

(3)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).